EXHIBIT 10(n) - MATERIAL CONTRACTS

                             SIXTH AMENDMENT TO THE
                     NATIONAL WESTERN LIFE INSURANCE COMPANY
                     NON-QUALIFIED DEFERRED COMPENSATION PLAN


This Sixth Amendment to the National Western Life Insurance Company Non-Qualified Deferred Compensation Plan (the Plan) is hereby made effective this 7th day of August, 1998.

WITNESSETH:

WHEREAS, the Plan was originally established effective April 1, 1995; and

WHEREAS, Section 6.2 of the Plan permits the Company to amend the Plan at any time; and

WHEREAS, the Company desires to change certain provisions of the Plan;

NOW THEREFORE, the Plan is hereby amended as follows:

1.   Section 5.4, Form of Payment, is hereby amended to read as follows:

     "A Participant or Beneficiary entitled to payment may elect to receive a single lump sum payment. Alternatively, a Participant or Beneficiary entitled to payment may elect to have payment made on an annual installment basis, provided that such election is made at least thirteen
     (13) months prior to the first payment to be made under the annual installment payment option. If a Participant does not choose a method of payment, or fails to elect the installment payment option within the thirteen (13) month time period specified above, payment shall be made on the annual installment basis over an installment period of five (5) years.

     Under the annual installment payment option, the installment payment period shall not exceed ten (10) years. Each annual installment payment shall equal the Participant's Account Balance divided by the number of annual installment payments remaining to be paid in the annual installment payment period chosen by the Participant."

2.   Section 5.3, Timing of Payment, is hereby amended to read as follows:

     "A Participant, or in the case of a benefit due to the death of a Participant, his Beneficiary, shall be entitled to payment of his vested Account Balance immediately following the termination of his employment status with the Employer, and payment shall be made according to the following paragraphs of this Section 5.3.

     If the  Participant  has chosen  payment  under the  lump sum  option  of
     Section 5.4, or if the Participant has chosen the installment payment option under Section 5.4 and has not yet begun to receive installment payments, payment shall be made as soon as administratively feasible following the termination of his employment status, based on the Participants Account Balance as of the last day of the calendar quarter next preceding the date of distribution. However, if the Employer determines that such payment would not be in the best interest of remaining participants due to fluctuations in the value of the trust, no distribution shall be made until a subsequent value of the trust is determined as of the last day of the calendar quarter in which the event requiring distribution occurs.

     In the  event of  the death  of a Participant  who has  begun to  receive
     annual  payments  under  the  installment  payment  option,  such   death
     occurring before all of the installments are paid, the Account Balance shall be paid to the Participant's beneficiary or estate within twelve
     (12) months of the date of the Participant's death."

3. A new section 2.3, Loss of Eligible Employee Status, is hereby added to read as follows:

     In the event of the demotion of a participating Eligible Employee, such that the employee is no longer an Eligible Employee within the meaning of section 1.2(h) herein, no further contributions by that employee shall be allowed under the Plan. The provisions of Article V, DETERMINATION OF PAYMENT OF ACCOUNT, shall continue to govern the employee's account.




                         Approved by National Western Board of Directors On December 11, 1998